Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Strong Wireless

Subscriber Revenues and Adjusted EBITDA Growth for

First Quarter 2008

Wireless Subscriber Revenues up 14% from First Quarter 2007

Adjusted EBITDA Sets Quarterly Records at $55.5 Million and 42% Margin

WAYNESBORO, VA – April 30, 2008/Business Wire/ – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its first quarter of 2008.

Operating revenues for first quarter 2008 were $132.2 million; Operating income for the quarter was $26.1 million and net income for first quarter 2008 was $8.5 million, or $0.20 per share.

Highlights for the quarter include:

•	Wireless subscriber revenues of $70.4 million, up 14% from first quarter 2007

•	Consolidated adjusted EBITDA of $55.5 million, up $5.6 million, or 11%, from first quarter 2007—a new quarterly high

•	Consolidated adjusted EBITDA margin of 42%—a new high

“Several quarters of solid customer growth and related revenue increases, combined with continued expense control, have again resulted in a new quarterly adjusted EBITDA record for NTELOS,” said James S. Quarforth, the Company’s Chief Executive Officer. “These first quarter results provide us with a great start for 2008, improving our position for the planned capital and operating expenses associated with our wireless network EV-DO upgrade throughout the year.”

Business Developments

EV-DO Upgrade Progress: In April 2008, the Company officially launched mobile broadband services using the EV-DO Rev. A platform in the Huntington/Ashland markets in West Virginia and subsequently, in the Charlottesville, Staunton and Waynesboro, Virginia markets. These launches include the operational status of both new switches required for the Company’s network-wide EV-DO Rev. A upgrade.

Also, the company has determined to accelerate upgrade activities originally scheduled for completion in the first quarter of 2009 into the fourth quarter of 2008. This acceleration would satisfy the 98% completion target defined by the company’s resale agreement with Sprint, resulting in an increase of the monthly revenue minimum from $8 million to $9 million and would increase incremental capital expenditures for the EV-DO upgrade in 2008 by approximately $3 million. Total incremental capital expenditures for the EV-DO upgrade remain estimated at approximately $65 million, as previously disclosed, with approximately $25 million incurred in 2007 and $38 million expected to be incurred in 2008.

Operating Highlights

Operating revenues for first quarter 2008 were $132.2 million, a 9% increase over first quarter 2007 operating revenues of $121.6 million.

Wireless operating revenues for first quarter of 2008 were $101.9 million compared to $91.6 million for the same period in 2007, an increase of 11%. Wireless subscribers were 421,265 at March 31, 2008, a 10% increase from 383,143 at March 31, 2007 and a 4% increase from 406,795 at year-end 2007. This subscriber growth combined with a 3% increase in ARPU (a non-GAAP measure) resulted in a 14% increase in subscriber revenues from first quarter 2007 to first quarter 2008. Wholesale revenues were $24.5 million for first quarter 2008 compared to $22.9 million for the same quarter last year, an increase of 7%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $24.0 million and $22.6 million for these respective periods.

Wireline operating revenues were $30.2 million for the first quarter of 2008, a 1% increase over first quarter 2007 of $29.8 million. Rural Local Exchange Carrier (RLEC) operating revenues were $14.4 million in the first quarter of 2008 compared to $15.4 million in first quarter 2007, a decrease of 6% reflecting the July 1, 2007 interstate access revenue rate decrease and revenue reductions from local access line losses. In the Competitive wireline segment, operating revenues were $15.7 million for the first quarter 2008, up 9% from $14.4 million in the first quarter 2007. Revenues from Competitive wireline strategic products, including broadband, IPTV video, integrated access, transport and Metro Ethernet, grew $1.7 million, or 16%, for first quarter 2008 compared to first quarter 2007, offsetting the loss of dial-up internet revenues and a reduction in carrier access revenues.

Adjusted EBITDA (a non-GAAP measure) for first quarter 2008 was $55.5 million representing a quarterly record and an increase of 11% over first quarter 2007 adjusted EBITDA of $50.0 million. The adjusted EBITDA margin was 42% for first quarter 2008, also a record.

Wireless adjusted EBITDA was $39.9 million for the first quarter of 2008, compared to $34.9 million for first quarter 2007, an increase of 15%. The wireless adjusted EBITDA margin was 39% for first quarter 2008, up from 38% for first quarter 2007.

Wireline adjusted EBITDA was $17.0 million for the first quarter of 2008, a 5% increase over the $16.2 million for the first quarter 2007. Wireline adjusted EBITDA margin was 56% for the quarter, up from 54% for the first quarter 2007.

Business Segment Highlights

Wireless

•

Gross customer additions for the first quarters of 2008 and 2007 were 46,953 and 47,579, respectively. Net subscriber additions for first quarter 2008 were 14,470, moderately less than last year’s record first quarter of 15,946, but 39% higher than the 10,375 net additions for the previous quarter. At March 31, 2008, postpay subscribers represented 70% of total subscribers. Monthly blended subscriber churn for first quarter 2008 was 2.6%, a 20 basis-point improvement from first quarter 2007 and a 22 basis-point improvement from the previous quarter.

ARPU for first quarter 2008 was $56.95, up 3% from $55.48 in the first quarter of 2007. The increase was attributable to continued revenue growth in data services and data package product offerings. ARPU for postpay subscribers was $56.94 for first quarter 2008 compared to $55.04 for first quarter 2007. Total data ARPU was $7.08 and $3.44 for the first quarters of 2008 and 2007, respectively. Postpay data ARPU for first quarter 2008 was $6.53 compared to $3.82 for first quarter 2007. In September 2007, the Company launched a new prepay billing platform which enhanced product offerings to customers and allowed for the separate identification of certain data revenues previously bundled into blended ARPU, and certain of the underlying plans were modified to offer data services. Accordingly, beginning in the fourth quarter of 2007, this revenue is included in data revenue. Additionally, beginning in the first quarter of 2008, an allocation of certain postpay bundled package revenues representing the portion related to data was reclassified into data revenue. These items contributed to accelerated growth in quarter-over-quarter data ARPU.

Cost per Gross Addition (CPGA—a non-GAAP measure) in the first quarter 2007 was $308, compared to $313 for first quarter of 2007, continuing the seasonally low nature of first quarter CPGA metrics. Cash Cost per Handset/Unit (CCPU—a non-GAAP measure) was $32.84 for first quarter 2008, up from $31.18 for first quarter 2007. The increase from prior year is due to roaming costs related to increased roaming usage under national rate plans, subscriber retention costs and operating costs associated with new cell sites. Total network cell sites were 1,031 at March 31, 2008 compared to 991 at March 31, 2007.

Wireline

•

RLEC: Access lines at the end of first quarter 2008 were 43,260, compared to 45,054 at March 31, 2007, a 4% decrease. This line loss is reflective of wireless substitution, elimination of certain internal company lines related to network grooming and a reduction in Centrex and second lines. RLEC operating revenues for first quarter 2008 were 6%, or approximately $0.9 million, less than first quarter 2007 due to the July 1, 2007 interstate access revenue rate decrease and access line losses. RLEC adjusted EBITDA for first quarter 2008 was $10.6 million, compared to $11.3 million for first quarter 2007 reflecting the revenue reductions, partially offset by expense decreases.

•

Competitive Wireline: Competitive Local Exchange Carrier (CLEC) business local access lines at March 31, 2008 were 49,273, a 4% increase over the 47,381 lines at March 31, 2007. Operating revenues for CLEC business local access lines increased 2%, from $3.7 million in first quarter 2007 to $3.8 million in first quarter 2008. Revenues from wireline strategic products, however, increased approximately $1.7 million, or 16%, to $12.7 million in first quarter 2008 from $11.0 million in first quarter 2007, due to customer and usage growth. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 40.1% at March 31, 2008 from 30.9% at March 31, 2007. Adjusted EBITDA for the Competitive wireline segment increased 33%, to $6.5 million in the first quarter 2008 from $4.8 million in the first quarter 2007 and achieved a record margin of 41%.

Quarforth concluded, “We are pleased with the great start our first quarter performance gives us on the year. Given this achievement, and our progress and acceleration of the EV-DO upgrade, we are in solid position to reaffirm revenue and adjusted EBITDA guidance estimates for 2008.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

The Company reaffirms its guidance for 2008 consolidated operating revenues to range between $531 million to $540 million and for consolidated adjusted EBITDA to range between $216 to $221 million. The Company updated guidance estimates for capital expenditures, interest expense, cash interest, depreciation and amortization and other income with related updates made to estimates for operating income, operating taxes and net income. Please see the exhibits accompanying this release for additional detail of financial and operating metric guidance.

Note: The Company has entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. For 2007, the 12-month impact of the changed terms of this agreement would have resulted in a reduction to wireless revenues and wireless cost of sales of approximately $11.2 million. Based on average subscribers for 2007 of 388,788, the 12 month impact to total 2007 ARPU and CCPU would have been a reduction of approximately $2.40.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain on sale of assets, advisory termination fees, other income, minority interests, non-cash compensation charges and secondary offering costs.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per subscriber/unit, is computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2008

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$52,627	$53,467
Accounts receivable, net	45,673	45,543
Inventories and supplies	4,731	7,693
Other receivables	3,548	4,184
Income tax receivable	9,305	11,753
Prepaid expenses and other	8,909	7,944

	124,793	130,584

Securities and investments	588	870

Property, plant and equipment, net	403,461	402,904

Other Assets
Goodwill	127,637	127,637
Franchise rights	32,000	32,000
Other intangibles, net	82,786	85,901
Radio spectrum licenses in service	114,135	114,180
Radio spectrum licenses not in service	19,651	19,641
Deferred charges and other assets	4,326	4,771

	380,535	384,130

Total Assets	$909,377	$918,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,715	$6,751
Accounts payable	25,708	31,525
Dividends payable	8,839	8,833
Advance billings and customer deposits	18,384	17,809
Accrued payroll	4,577	12,929
Accrued interest	2,782	70
Accrued operating taxes	3,390	3,067
Other accrued liabilities	3,827	3,836

	74,222	84,820

Long-Term Liabilities
Long-term debt	605,941	607,455
Other long-term liabilities	56,945	54,445

	662,886	661,900

Minority Interests	446	428

Stockholders’ Equity	171,823	171,340

Total Liabilities and Stockholders’ Equity	$909,377	$918,488

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three months ended:
	March 31, 2008	March 31, 2007
Operating Revenues	$132,249	$121,575

Operating Expenses [1]
Cost of sales and services (exclusive of items shown separately below)	42,857	39,347
Customer operations	26,627	25,618
Corporate operations	8,379	8,143
Depreciation and amortization [2]	28,014	20,099
Accretion of asset retirement obligations	228	175

	106,105	93,382

Operating Income	26,144	28,193

Other Income (Expenses)
Interest expense	(8,815)	(11,030)
Loss on interest rate swap agreement	(3,179)	(928)
Other income	444	742

	14,594	16,977
Income Tax Expense	6,055	7,222

	8,539	9,755
Minority Interests in Losses (Earnings) of Subsidiaries	(17)	4

Net Income	$8,522	$9,759

Basic and Diluted Earnings per Common Share:
Income per share - basic	$0.20	$0.24
Income per share - diluted	$0.20	$0.23
Weighted average shares outstanding - basic	41,670	41,185
Weighted average shares outstanding - diluted	42,232	42,212
Cash dividends declared per share - common stock	$0.21	$0.15

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $1.2 million and $1.0 million for the three months March 31, 2008 and March 31, 2007, respectively.

[2]

Depreciation expense for the three months ended March 31, 2008 includes $7.9 million of accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:
	March 31, 2007	March 31, 2008
Operating Revenues
Wireless PCS Operations	$91,592	$101,913
Subscriber Revenues	61,694	70,389
Wholesale/Roaming Revenues, net	22,926	24,537
Equipment Revenues	6,737	6,690
Other Revenues	235	297
Wireline Operations
RLEC	15,379	14,435
Competitive Wireline	14,406	15,746

Wireline Total	29,785	30,181
Other	198	155

	$121,575	$132,249

Operating Expenses
(before depreciation & amortization, accretion of asset retirement obligations, non-cash compensation and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$56,731	$61,989
Cost of Sales and Services
Cost of Sales - Equipment	8,216	7,889
Cost of Sales - Access & Other	10,892	13,341
Maintenance and Support	10,913	12,228
Customer Operations	21,629	22,689
Corporate Operations	5,081	5,842
Wireline Operations
RLEC	4,067	3,850
Competitive Wireline	9,567	9,294

Wireline Total	13,634	13,144
Other	1,224	1,570

	$71,589	$76,703

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$34,861	$39,924
Wireline Operations
RLEC	11,312	10,585
Competitive Wireline	4,839	6,452

Wireline Total	16,151	17,037
Other	(1,026)	(1,415)

	$49,986	$55,546

Capital Expenditures
Wireless PCS Operations	$9,601	$10,629
Wireline Operations
RLEC	2,106	3,053
Competitive Wireline	3,243	7,937

Wireline Total	5,349	10,990
Other	1,237	3,857

	$16,187	$25,476

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$25,260	$29,295
Wireline Operations
RLEC	9,206	7,532
Competitive Wireline	1,596	(1,485)

Wireline Total	10,802	6,047
Other	(2,263)	(5,272)

	$33,799	$30,070

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income to Operating Income

(dollars in thousands)

	Three Months Ended:
	March 31, 2007	March 31, 2008
Net income	$9,759	$8,522
Interest expense	11,030	8,815
Loss on interest rate swap agreement	928	3,179
Income taxes	7,222	6,055
Minority interest	(4)	17
Other income	(742)	(444)

Operating income	$28,193	$26,144

Wireless	$21,144	$18,488
Wireline	9,627	10,256
Other	(2,578)	(2,600)

Operating income	$28,193	$26,144

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)

	2007					2008
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended March 31
Operating Income	$21,144	$7,805	$1,822	$(2,578)	$28,193	$18,488	$7,021	$3,235	$(2,600)	$26,144
Depreciation and amortization	13,560	3,503	3,005	31	20,099	21,228	3,561	3,203	22	28,014

Sub-total:	34,704	11,308	4,827	(2,547)	48,292	39,716	10,582	6,438	(2,578)	54,158

Accretion of asset retirement obligations	157	4	12	2	175	208	3	14	3	228
Secondary offering costs	—	—	—	500	500	—	—	—	—	—
Non-cash compensation	—	—	—	1,019	1,019	—	—	—	1,160	1,160

Adjusted EBITDA	$34,861	$11,312	$4,839	$(1,026)	$49,986	$39,924	$10,585	$6,452	$(1,415)	$55,546

Adjusted EBITDA Margin	38.1%	73.6%	33.6%	NM	41.1%	39.2%	73.3%	41.0%	NM	42.0%

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08
Wireless Subscribers	383,143	391,195	396,420	406,795	421,265
RLEC Access Lines	45,054	44,697	44,224	43,538	43,260
CLEC Access Lines [1]	47,381	48,095	48,615	49,065	49,273
RLEC Broadband Customers [2]	9,833	10,571	11,194	11,680	12,364
Total Broadband Connections [2]	18,066	18,784	19,510	20,172	20,890
Dial-Up Internet Subscribers	26,322	24,795	23,048	21,795	20,428
Long Distance Subscribers	46,531	47,929	48,260	48,367	48,715

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08
Total Wireless Subscribers
Beginning Subscribers	367,197	383,143	391,195	396,420	406,795
Prepay	98,846	109,689	110,506	110,285	115,068
Postpay	268,351	273,454	280,689	286,135	291,727

Gross Additions	47,579	38,937	40,788	44,353	46,953
Prepay	27,476	18,277	19,557	23,322	29,586
Postpay	20,103	20,660	21,231	21,031	17,367

Disconnections	31,633	30,885	35,563	33,978	32,483
Prepay	16,315	17,164	19,256	17,968	16,120
Postpay	15,318	13,721	16,307	16,010	16,363

Net Additions	15,946	8,052	5,225	10,375	14,470
Prepay	11,161	1,113	301	5,354	13,466
Postpay	4,785	6,939	4,924	5,021	1,004

Ending Subscribers	383,143	391,195	396,420	406,795	421,265
Prepay	109,689	110,506	110,285	115,068	127,765
Postpay	273,454	280,689	286,135	291,727	293,500

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three Months Ended:
	March 31, 2007	December 31, 2007	March 31, 2008
Average Subscribers (weighted monthly)	375,002	399,573	414,816

Gross Subscriber Revenues ($000)	$62,410	$67,054	$70,877
Revenue Accruals & Deferrals	(676)	(458)	(434)
Eliminations & Other Adjustments	(40)	(52)	(54)

Net Subscriber Revenues ($000)	$61,694	$66,544	$70,389
Average Monthly Revenue per Subscriber/Unit (ARPU) [1]	$55.48	$55.94	$56.95
Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1]	$55.04	$56.83	$56.94
Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$3.44	$6.24	$7.08
Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$3.82	$5.68	$6.53
Cost of Acquisition per Gross Addition (CPGA) [2]	$313	$356	$308
Monthly Cash Cost per Handset/Unit (CCPU)[3]	$31.18	$34.43	$32.84
Strategic Network Alliance Revenues ($000)
Home Voice	$11,514	$12,998	$13,280
Travel Voice	5,797	4,209	4,039

Total Voice	17,311	17,207	17,319

Home Data	NA	2,647	2,788
Travel Data	NA	2,587	3,103

Total Data	5,317	5,234	5,891

Revenue Minimum Adjustment	NA	1,603	833

Total	$22,628	$24,044	$24,043

Monthly Postpay Subscriber Churn	1.9%	1.9%	1.9%

Monthly Blended Subscriber Churn	2.8%	2.8%	2.6%

Total Cell Sites (Period Ending)	991	1,023	1,031

Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	597	604	607

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per subscriber/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:
	March 31, 2007	March 31, 2008
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Operating Revenues	$121,575	$132,249
Less: Wireline and other operating revenue	(29,983)	(30,336)

Wireless communications revenue	91,592	101,913
Less: Equipment revenue from sales to new customers	(4,746)	(4,017)
Less: Equipment revenue from sales to existing customers	(1,991)	(2,498)
Less: Wholesale revenue	(22,926)	(24,537)
Plus: Other revenues, eliminations and adjustments	481	16

Wireless gross subscriber revenue	$62,410	$70,877

Less: Paid in advance subscriber revenue	(17,108)	(20,621)
Less: adjustments	(674)	(307)

Wireless gross postpay subscriber revenue	$44,628	$49,949

Average subscribers	375,002	414,816

Total ARPU	$55.48	$56.95

Average postpay subscribers	270,283	292,426

Postpay ARPU	$55.04	$56.94

Wireless gross subscriber revenue	$62,410	$70,877
Less: Wireless voice and other feature revenue	(58,544)	(62,072)

Wireless data revenue [2]	$3,866	$8,805

Average subscribers	375,002	414,816

Total Data ARPU [2]	$3.44	$7.08

Wireless gross postpay subscriber revenue	$44,628	$49,949
Less: Wireless postpay voice and other feature revenue	(41,529)	(44,222)

Wireless postpay data revenue [2]	$3,099	$5,727

Average postpay subscribers	270,283	292,426

Postpay data ARPU [2]	$3.82	$6.53

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

In September 2007, the Company launched a new prepay billing platform which enhanced product offerings to customers and allowed for the separate identification of certain data revenues previously bundled into blended ARPU, and certain of the underlying plans were modified to offer data services. Accordingly, beginning in the fourth quarter of 2007, this revenue is included in data revenue. Additionally, beginning in the first quarter of 2008, an allocation of certain postpay bundled package revenues representing the portion related to data were reclassified into data revenue. These items contributed to accelerated growth in quarter-over-quarter data ARPU.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:
	March 31, 2007	March 31, 2008
Cost per Gross Acquisition (CPGA) [1]
(dollars in thousands except for subscribers and CPGA)
Cost of sales and services	$39,347	$42,857
Less: Maintenance and support*	(20,238)	(21,627)

Cost of wireless sales**	19,109	21,230
Less: access, roaming, and other cost of sales	(10,892)	(13,341)

Merchandise cost of sales	$8,217	$7,889

Total customer operations	$25,618	$26,627
Less Wireline and other segment expenses	(3,989)	(3,884)
Less: Wireless customer care, billing, bad debt and other expenses	(10,184)	(11,953)

Sales and marketing	$11,445	$10,790

Merchandise cost of sales	$8,217	$7,889
Sales and marketing	11,445	10,790

Less: Merchandise sales	(4,781)	(4,228)

Total CPGA costs	$14,881	$14,451

Gross subscriber additions	47,579	46,953
CPGA	$313	$308

Cash Cost per Handset/Unit (CCPU) [2]
(dollars in thousands except for subscribers and CCPU)

Cost of Sales and services	$39,347	$42,857
Less Cost of wireless sales**	(19,109)	(21,230)

Maintenance and support*	$20,238	$21,627
Less Wireline and other segment expenses	(9,325)	(9,399)

Wireless maintenance and support	$10,913	$12,228

Corporate operations	$8,143	$8,379
Less Wireline, other segment, and corporate expenses	(3,062)	(2,537)

Wireless corporate operations	$5,081	$5,842

Wireless maintenance and support	$10,913	$12,228
Wireless corporate operations	5,081	5,842
Wireless customer care, billing, bad debt and other expenses	10,184	11,953
Wireless access, roaming, and other cost of sales	10,892	13,341
Equipment revenue from sales to existing customers	(1,991)	(2,498)

Total CCPU costs	$35,079	$40,866

Average subscribers	375,002	414,816
CCPU	$31.18	$32.84

[1]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[2]

CCPU is cash cost per subscriber/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

*

Maintenance and support expenses include: costs related to specific property, plant and equipment, as well as indirect costs such as engineering and general administration of property, plant and equipment; and, leased facility expenses for connection to other carriers, cell sites and switch locations.

**

Cost of wireless sales includes digital PCS handset equipment costs which, in keeping with industry practice, are sold to customers at a price below cost, and usage-based access charges, including long distance, roaming charges, and other direct costs incurred in accessing other telecommunications providers’ networks in order to provide wireless services to NTELOS end-use customers.

NTELOS Holdings Corp.

Business Outlook for the Year 2008 1 (as of April 30, 2008)

(Dollars in millions, except for metrics)

	Twelve Months 2008
Operating Revenues - Guidance
Wireless [2]	$409.0	to	$415.0
Wireline	121.0	to	124.0
Other	1.0		1.0

	$531.0	to	$540.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance
Net Income	$37.0	to	$43.0
Interest expense, net [3]	37.0	to	36.0
Income tax expense [4]	25.0	to	29.0
Other income	(1.0)		(1.0)

Operating Income	98.0	to	107.0

Depreciation and amortization	114.0	to	110.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	3.0		3.0

Adjusted EBITDA	$216.0	to	$221.0

Wireless	$158.0	to	$161.0
Wireline	63.0	to	65.0
Other	(5.0)		(5.0)

Adjusted EBITDA	$216.0	to	$221.0

Capital Expenditures
Wireless	$87	to	$85
Wireline	28	to	27
Other	9		9

Total Capital Expenditures	$124	to	$121

Wireless Metrics
Net subscriber additions	Greater than 30,000
Blended ARPU [2]	Greater than $55
Post pay Churn	Approximately 1.8%
Blended Churn	Approximately 2.8%
Cost per Gross Acquisition (CPGA)	$355	to	$365
Cash Cost per Handset/Unit (CCPU) [2]	Approximately $33

Wireline Metrics
RLEC Line Loss	4%	to	6%
Competitive Wireline revenue growth	Approximately 5%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]

The Company has entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. For 2007, the 12-month impact of the changed terms of this agreement would have resulted in a reduction to wireless revenues and wireless cost of sales of approximately $11.2 million. Based on average subscribers for 2007 of 388,788, the 12 month impact to total 2007 ARPU and CCPU would have been a reduction of approximately $2.40. Historical periods will not be restated.

[3]	Cash payments for interest expense for 2008 are expected to be approximately $33 million.
[4]	Current cash income tax is expected to be between $13 million and $17 million, reflecting the benefit of bonus depreciation provided for by the recently enacted economic stimulus package HR 5140.